Exhibit 99

FOR RELEASE — OCTOBER 3, 2006

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

Robert F. Cummings, Jr. Joins Corning Board of Directors

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) has announced that Robert F. Cummings, Jr., senior managing director at GSC Group, Inc., today was appointed to the company’s board of directors.

The Corning board also determined that he qualifies as an independent director. He will serve on the Corning board effective immediately, and will be a member of the board’s finance and pension committees.

Cummings will hold office until Corning’s annual meeting of shareholders on April 26, 2007, when it is expected that he will be nominated to serve a three-year term. His appointment brings the number of Corning directors to 16. The size of the board has ranged from 13 to 18 directors since 1990.

Cummings, 56, brings a broad business and financial perspective to the Corning board. He joined GSC Group, formerly GSC Partners, in 2002 as a managing director and is a member of the firm’s Management Committee. For the preceding 28 years, he was with Goldman, Sachs & Co. where he was a member of the corporate finance department, advising corporate clients on financing; mergers and acquisitions; and strategic financial issues. Cummings became a partner of Goldman, Sachs & Co. in 1986, retired in 1998 and was retained as an advisor to work with select clients on a variety of banking matters.

Cummings is a director of ATSI Holdings, GSC Capital Corp., Precision Partners Inc., RR Donnelley and Sons Co., Viasystems Group Inc., and a member of the board of trustees of Union College.

He graduated from Union college with a B.A degree and from the University of Chicago with an MBA degree.

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Robert F. Cummings, Jr. Joins Corning Board of Directors
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About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

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